Exhibit 1

                             Underwriting Agreement

                                 SPECIMEN COPY PRINCIPAL UNDER WRITING AGREEMENT

              MASTER SERVICE AND DISTRIBUTION COMPLIANCE AGREEMENT

         THIS AGREEMENT, made effective as of the Effective Date, by and between PHL Variable Insurance Company ("PHLVIC"), a Connecticut company, and Phoenix Equity Planning Corporation ("PEPCO"), a Connecticut corporation.

                                   WITNESSETH:

         WHEREAS, PHLVIC offers for sale the Guaranteed Retirement Income Solutions sm, a fixed deferred annuity, ("GRIS") either on a group or individual basis, registered as a general security under the Securities Act of 1933, as amended ("Securities Act") (the "Contracts/Policies"); and

         WHEREAS, PEPCO is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act") and is a member of the Financial Industry Regulatory Authority ("FINRA").

         WHEREAS, PHLVIC desires to engage PEPCO to perform certain services with respect to the books and records to be maintained in connection with the sale of Contracts/Policies and certain administrative and other functions as set forth herein.

         WHEREAS, the Effective Date is the date on which the GRIS Registration Statement is declared effective by the U.S. Securities and Exchange Commission.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

         1.0      SERVICES OF PEPCO.
                  -----------------

         1.01 Appointment. PHLVIC hereby appoints PEPCO, and PEPCO hereby accepts the appointment as, Master Service and Distributor of the Contracts/Policies.

         1.02 Duties. PEPCO shall perform those administrative, compliance and other services with respect to the Contracts/Policies as described herein. PEPCO agrees to use its best efforts in performing the activities outlined in paragraphs 1.03 and 1.06 of this Agreement.

         1.03 Written Agreements. PEPCO has enter into written agreement with broker-dealer firms whose registered representatives have been or shall be properly licensed to sell GRIS, and appointed as life insurance agents of PHLVIC. PHLVIC shall pay all fees associated with the appointments of such selected representatives as insurance agents of PHLVIC. Such agreements with broker-dealers shall provide that such broker-dealer shall cause applications to be solicited for the purchase of the Contracts/Policies. Such agreements shall include such terms and conditions as PEPCO may determine not inconsistent with this Agreement, provided, however, that any broker-dealer with whom PEPCO has entered into a written agreement must comply with the following terms which shall be included in all such agreements.

         The broker-dealer must:

         (a) be a registered broker-dealer under the 1934 Act and be a member of FINRA; and

         (b) agree that, in connection with the solicitation of applications for the purchase of Contracts/Policies, the broker-dealer will in all respects conform to the requirements of all state and federal laws and the Rules of Fair Practice of the FINRA relating to the sale of the Contracts/Policies and will indemnify and hold harmless PEPCO and PHLVIC from any damage or expense of any nature whatsoever on account of the negligence, misconduct or wrongful act of such broker-dealer and any employee, representative or agent of such broker-dealer.

         In obtaining and entering into written agreements with broker-dealers, PEPCO will in all respects conform to the requirements of all state and federal law, and the Rules of Fair Practice of the FINRA.

         1.04 Recordkeeping. PEPCO shall maintain and preserve, or cause to be maintained and preserved, such accounts, books and other documents as are required of it under this Agreement, the 1934 Act and any other applicable laws and regulations, including, without limitation and to the extent applicable, Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of PEPCO as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

         1.05 Supervision. PEPCO shall select associated persons, who are trained and qualified persons, to solicit applications for purchase of Contracts/Policies in conformance with applicable state and federal laws. Any such persons shall be registered representatives of PEPCO in accordance with the rules of the FINRA, be licensed to offer the Contract/Policy in accordance with the insurance laws of any jurisdiction in which such person solicits applications, be licensed with and appointed by PHLVIC as an insurance agent to solicit applications for the Contracts/Policies and have entered into appropriate Contract/Policy insurance commission agreements with PHLVIC. In most cases, there will be no insurance commissions payable to a broker-dealer. PEPCO is not responsible for fees in connection with the appointment of registered representatives as insurance agents of PHLVIC.

         1.06     Sales Materials and Other Documents.
                  -----------------------------------

                  (a) PEPCO'S RESPONSIBILITIES. PEPCO shall be responsible for the approval of promotional material by the SEC and the FINRA, where required.

                  (b) PHLVIC'S RESPONSIBILITIES. PHLVIC shall be responsible for: (i) the design, preparation and printing of all promotional material to be used in the distribution of the Contracts/Policies; (ii) the approval of promotional material by state and other local insurance regulatory authorities; and (iii) confirming the issuance of the Contract/Policy to the Contract/Policy owner, on behalf of PEPCO.

                  (c) RIGHT TO APPROVE. Neither party hereto nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Contracts/Policies or relating to the other party unless such advertisement, circular or document shall have been approved in writing by the other party. However, nothing herein shall prohibit any party from advertising GRIS in general or on a generic basis, subject to compliance with all applicable laws, rules and regulations. Each party reserves the right to require modification of any such material to comply with applicable laws, rules and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

         1.07 Compliance. PEPCO shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the FINRA and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. PEPCO represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

         1.08 Payment of Expenses by PEPCO. PEPCO shall pay the expenses incurred in connection with its provision of services hereunder and the distribution of the Contracts/Policies.

2.0      GENERAL PROVISIONS.
         ------------------

         2.01 Inspection of Books and Records. PEPCO and PHLVIC agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, FINRA or any state insurance commissioner or any other regulatory body having jurisdiction. PEPCO and PHLVIC agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to PEPCO or PHLVIC or their affiliates, to the extent related to the distribution of the Contracts/Policies. PEPCO and PHLVIC will notify each other promptly of any customer complaint or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.

         2.02 Indemnification. PEPCO will indemnify and hold harmless PHLVIC, from any and all expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any misrepresentations, wrongful or unauthorized act or omission, negligence of, or failure of PEPCO, including any employee of PEPCO, to comply with the terms of this Agreement, provided, however, PEPCO shall not be required to indemnify for any such expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification. PEPCO shall also hold harmless and indemnify PHLVIC for any and all expenses, losses, claims, damages or liabilities (including attorney fees) arising from any misrepresentation, wrongful or unauthorized act or omission, negligence of, or a failure of a broker-dealer or its employees, agents or registered representatives, to comply with the terms of the written agreement entered into between PEPCO and such broker-dealer but only to the extent that PEPCO is indemnified by the broker-dealer under the terms of the written agreement. PHLVIC will indemnify and hold harmless PEPCO, for any expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any material misrepresentation or omission in a registration statement or prospectus for the Contracts/Policies, or on account of any other misrepresentation, wrongful or unauthorized act or omission, negligence of or failure by PHLVIC, including any employee of PHLVIC, to comply with the terms of this Agreement, provided, however, PHLVIC shall not be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification.

         2.03 Compensation. PHLVIC shall compensate PEPCO for the services PEPCO performs hereunder as the parties shall agree from time to time. At this time, there is no compensation payable to PEPCO by PHLVIC.

         2.04 Termination. This Agreement shall become effective on the date of this Agreement and shall commence to be in effect, except that:

                  (a) any party hereto may terminate this Agreement on any date by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor; and

                  (b) this Agreement may not be assigned by PEPCO without the consent of PHLVIC.

         2.05 Registration. PHLVIC agrees to use its best efforts to effect and maintain the registration of the Contracts/Policies under the Securities Act, and to qualify the Contracts/Policies under the state securities and insurance laws, and to qualify the Contracts/Policies as annuities/life insurance under the Internal Revenue Code. Phoenix will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintenance of the Contracts/Policies under the Securities Act, and to qualify the Contracts/Policies under the state securities and insurance laws.

         2.06 Authority. PEPCO shall have authority hereunder only as expressly granted in this Agreement.

         2.07 Miscellaneous. PHLVIC agrees to advise PEPCO immediately in the case of an issuance by the SEC of any stop order suspending the effectiveness of any prospectus for the Contracts/Policies, of all actions of the SEC with respect to any amendments to the registration statement(s) which may from time to time be filed with the SEC and of any material event which makes untrue any statement made in the registration statements for the Contracts/Policies, or which requires the making of a change in the registration statements in order to make the statement therein not misleading. PHLVIC agrees to advise PEPCO in the event that formal administrative proceedings are instituted against PHLVIC by the SEC, or any state securities or insurance department or any other regulatory body regarding PHLVIC's duties under this Agreement, unless PHLVIC determines in its sole judgment, exercised in good faith, that any such administrative proceeding will not have a material adverse effect upon its ability to perform its obligations under this Agreement. PEPCO agrees to advice PHLVIC in the event that formal administrative proceedings are instituted against PEPCO by the SEC, FINRA or any state securities or insurance department or any other regulatory body regarding PEPCO's duties under this Agreement, unless PEPCO determines in its sole judgment, exercised in good faith, that any such administrative proceedings will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

         2.08 Independent Contractor. PEPCO shall undertake and discharge its obligations hereunder as an independent contractor and nothing herein shall be construed as establishing: (i) an employer-employee relation between the parties hereto; or (ii) a joint venture.

         2.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.


         IN WITNESS WHEREOF, the parties have hereunto set their hands on the date first above written.

                                          PHL VARIABLE INSURANCE COMPANY

                                          By:  S/S Signature
                                               -------------------------

                                          Its: ---------------------------------



                                          PHOENIX EQUITY PLANNING CORPORATION

                                          By:  S/S Signature
                                               -------------------------

                                          Its: ---------------------------------